Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO SYSTEM IMPACT STUDY AGREEMENT

Vancouver, B.C. – June 4, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on June 1, 2012, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a System Impact Study Agreement (the “SIS Agreement for 29-Palms West 1) with Southern California Edison (“SCE”). The SIS Agreement for 29-Palms West 1 relates to Coronus’ application for interconnection service and the CREST tariff for a 1.5 MW solar photovoltaic power system (the “29-Palms West 1 Project”) on SCE’s Larrea 12 kV distribution circuit, situated west of Twentynine Palms, in the County of San Bernardino, California.

The SIS Agreement for 29-Palms West 1 sets forth the terms and conditions for SCE to perform a system impact study to determine the impacts that would result from interconnecting the 29-Palms West 1 Project and the adequacy of SCE’s electrical system to accommodate the 29-Palms West 1 Project. In addition, SCE shall make a preliminary determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed. The estimated cost of the SIS Agreement for the 29-Palms West 1 Project is $10,000. SCE anticipates completing the study within 120 business days. On entering into the SIS Agreement for 29-Palms West 1, Coronus paid SCE a $10,000 deposit.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.